Exhibit 99.10

MODERN MINING TECHNOLOGY CORP.
(the “Corporation”)

COMPENSATION COMMITTEE CHARTER

I.	PURPOSE

The Compensation Committee (the “Committee”) of the Board of Directors of the Corporation (the “Board of Directors”) assists the Board of Directors in fulfilling its oversight responsibilities relating to officer and director compensation, succession planning for senior management, development and retention of senior management, and such other duties as directed by the Board of Directors.

II.	COMMITTEE MEMBERSHIP

1.	The Committee shall consist of no fewer than two directors as determined by the Board of Directors.

2.	Notwithstanding paragraph (1) above, if the Committee of a Smaller Reporting Company (as defined in Exchange Act Rule 12b-2) is comprised of at least three members, one director who is not independent as defined in Section 803A(2) of the NYSE American Company Guide, and is not a current officer or employee or an immediate family member of such person, may be appointed to the Committee, if the Board of Directors, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interests of the Corporation and its shareholders, and the board discloses, in the next annual meeting proxy statement (or in its next annual report on Form 10-K or equivalent if the issuer does not file an annual proxy statement) subsequent to such determination, the nature of the relationship and the reasons for that determination. A director appointed to the Committee pursuant to this exception may not serve for in excess of two years.

3.	Each of the members of the Committee shall have been affirmatively determined by the Board of Directors to meet the applicable independence requirements of applicable law and Section 803A(2) the NYSE American Company Guide. Without limiting the generality of the foregoing, for so long as the Corporation’s common shares are listed on the NYSE American LLC (“NYSE”), and unless the Board of Directors has resolved that it is appropriate for the Corporation to rely on an available exemption from such independence determination requirements under the NYSE Company Guide, the Board of Directors, in confirming the independence of a member of the Committee, shall:

(a)	affirmatively determine that such director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director as prescribed under Section 803A(2) of the NYSE Corporation Guide; and

(b)	affirmatively determine that such director meets the independence requirements as prescribed by Section 805(c)(1) of the NYSE Company Guide, and in doing so, the Board of Directors must consider all factors specifically relevant to determining whether such director has a relationship to the Corporation which is material to that director’s ability to be independent from management in connection with the duties of a Committee member, including, but not limited to:

(i)	the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Corporation to such director; and

(ii)	whether such director is affiliated with the Corporation, a subsidiary of the Corporation, or an affiliate of a subsidiary of the Corporation.

4.	The members and Chairperson of the Committee shall be appointed and may be removed by the Board of Directors.

III.	EXTERNAL ADVISERS

1.	The Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser (each, an “Adviser”). The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any Adviser retained by the Committee. The Corporation must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to an Adviser retained by the Committee.

2.	The Committee may select an Adviser only after taking into consideration all factors relevant to that Adviser’s independence, including the following:

(a)	the provision of other services to the Corporation by the person that employs the Adviser;

(b)	the amount of fees received from the Corporation by the person that employs the Adviser, as a percentage of the total revenue of the person that employs the Adviser;

(c)	the policies and procedures of the person that employs the Adviser that are designed to prevent conflicts of interest;

(d)	any business or personal relationship of the Adviser with a member of the Committee;

(e)	any stock of the Corporation owned by the Adviser; and

(f)	any business or personal relationship of the Adviser or the person employing the Adviser with an executive officer of the Corporation.

3.	Notwithstanding the engagement of an Adviser or the receipt of advice or recommendations from such an Adviser, the Committee:

(a)	will in no way be obligated to implement or act consistently with the advice or recommendations of the Adviser, and

(b)	will at all times exercise its own judgment in the fulfillment of the duties of the Committee.

IV.	RESPONSIBILITIES RELATED TO COMPENSATION

The Committee shall:

1.	Review and approve the Corporation’s compensation guidelines and structure.

2.	Review and approve on an annual basis the corporate goals and objectives with respect to compensation for the Chief Executive Officer. The Committee will evaluate at least once a year the Chief Executive Officer’s individual performance in light of these established goals and objectives and based upon these evaluations shall set his or her annual compensation, including salary, bonus, incentive and equity compensation. The Chief Executive Officer may not be present when his or her compensation is considered or determined by the Committee.

3.	Review and approve on an annual basis the evaluation process and compensation structure for the Corporation’s other officers, including salary, bonus, incentive and equity compensation. The Committee will evaluate at least once a year each such officer’s individual performance in light of these established goals and objectives and, based upon these evaluations, shall set each such officer’s annual compensation. No officer may be present when his or her compensation is considered or determined by the Committee.

4.	Review the Corporation’s incentive compensation and other equity-based plans and recommend changes in such plans to the Board of Directors as needed. The Committee may exercise the authority of the Board of Directors with respect to the administration of such plans.

5.	Periodically review and make recommendations to the Board of Directors regarding the compensation of non-management directors, including Board of Directors and committee retainers, meeting fees, equity-based compensation, and such other forms of compensation and benefits as the Committee may consider appropriate.

6.	Oversee the appointment and removal of executive officers. Review and approve for executive officers, including the chief executive officer, any employment, severance or change in control agreements.

7.	Approve any loans to employees as allowed by law.

V.	GENERAL RESPONSIBILITIES

The Committee shall:

1.	Regularly report to the Board of Directors on committee matters.

2.	Review and reassess the adequacy of this Charter annually and propose to the Board of Directors any changes to the Charter.

3.	Prepare a report of the Committee on executive compensation in accordance with SEC requirements to be included in the Corporation’s annual proxy statement.

4.	Annually assess the Committee’s performance.

5.	Perform such other functions assigned by law, NYSE requirements, the Corporation’s Charter or bylaws or the Board of Directors.

__________